Exhibit 10.1
August 2, 2026

Brandon,

I am pleased to confirm our discussion and offer of promotion to Chief Operating Officer effective August 3, 2026, reporting to me. Your new annual base salary will be $450,000.
•You will remain eligible for the Compass Minerals Management Annual Incentive Program (MAIP) and your incentive target will increase to 70% of your base salary effective August 3, 2026.

•You will remain eligible for the Compass Minerals Long Term Incentive Program (LTIP) and your new annual incentive target is $600,000 is comprised of 50% RSUs and 50% PSUs, beginning with the 2027 fiscal year grant (fiscal year beginning October 1, 2026).

•You will become a member of the Executive Leadership Team.

•You will be entitled to an annual executive physical paid for by CMP. You will also be eligible to participate in the Executive Disability Plan.

If you accept this promotion, you will be required to sign a Change in Control Severance Agreement and a Restrictive Covenant Agreement. We have enclosed the Change in Control Severance Agreement, Restrictive Covenant Agreement and the CMP Executive Severance Plan for your review.

This offer of employment is conditional upon Compensation Committee approval and the execution of the documents referenced above.

Congratulations and I look forward to working with you as we continue to build our business. If you have any questions, or would like to discuss in greater detail, please reach out to me directly at your convenience.

Please sign this letter below acknowledging your acceptance of the above offer and return it to me.

Sincerely,
/s/ Ed Dowling
Ed Dowling
President and Chief Executive Officer

By signing this letter below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and without notice.

/s/ Brandon Risner	8/3/2026
Brandon Risner	Date